Exhibit 99.1

NEW YORK, June 6, 2016

Voya Financial Commences Cash Tender Offer for Debt Securities

Voya Financial, Inc. (NYSE: VOYA) (“Voya” or the “Company”) announced today that it has commenced a cash tender offer for up to $800,000,000 of combined aggregate purchase price (exclusive of accrued interest) (the “Tender Cap”) across five series of notes and debentures of Voya and one of its subsidiaries, Voya Holdings, Inc. (“Voya Holdings”), listed in the table below (the “Securities”). The complete terms of the tender offer are set forth in the offer to purchase and the related letter of transmittal, each dated today. Securities that are accepted in the tender offer will be purchased, retired and cancelled by Voya or Voya Holdings, as applicable.

SECURITIES SUBJECT TO THE TENDER OFFER
Title of Security	Issuer	CUSIP	Applicable Maturity Date	Principal Amount Outstanding (millions)	Acceptance Priority Level	Early Tender Premium(1)	Reference Security	Bloomberg Reference Page	Fixed Spread (basis points)	Hypothetical Total Consideration(2)
6.970% Debentures due 2036*	Voya Holdings Inc.	008117 AJ2	8/15/2036	$103	1	$30	2.500% U.S. Treasury due 2/15/2046	BBT	175	$1,359.72
7.625% Debentures due 2026*	Voya Holdings Inc.	008117 AH6	8/15/2026	$204	2	$30	1.625% U.S. Treasury due 5/15/2026	BBT	160	$1,368.82
7.250% Debentures due 2023*	Voya Holdings Inc.	008117 AG8	8/15/2023	$163	3	$30	1.625% U.S. Treasury due 5/15/2026	BBT	130	$1,270.53
5.500% Senior Notes due 2022**	Voya Financial, Inc.	45685E AB2 45685E AA4 U45717 AA0	7/15/2022	$850	4	$30	1.375% U.S. Treasury due 5/31/2021	BBT	155	$1,150.33
2.900% Senior Notes due 2018**	Voya Financial, Inc.	45685E AE6 45685E AC0 U45717 AB8	2/15/2018	$1,000	5	$30	1.000% U.S. Treasury due 2/15/2018	BBT4	35	$1,028.96

*	Guaranteed by ING Groep N.V., a global financial services company based in the Netherlands and Voya’s former parent company.
**	Guaranteed by Voya Holdings, a Connecticut corporation and a wholly-owned subsidiary of Voya.
(1)	The Total Consideration payable for each $1,000 principal amount of Securities validly tendered on or prior to the Early Participation Date and accepted for purchase by us includes the Early Tender Premium. In addition, Holders whose Securities are accepted will also receive accrued interest on such Securities.
(2)	Per $1,000 principal amount of Securities and shows a hypothetical total consideration assuming that the Reference Yield (as defined in the offer to purchase) had been measured at 11:00 a.m., New York City time, on June 3, 2016 and the hypothetical total consideration is paid on the Early Settlement Date (as defined below) of June 20, 2016.

Consummation of the tender offer is subject to a number of conditions, including the absence of any adverse legal and market developments and a financing condition (as described in the offer to purchase). Subject to applicable law, Voya may waive certain of these conditions or extend, terminate or otherwise amend the tender offer.

The early participation date for this tender offer is 5:00 p.m., New York City time, on June 17, 2016 (the “Early Participation Date”), and the expiration date for this tender offer is 11:59 p.m., New York City time, on July 1, 2016 (the “Expiration Date”) (in each case, subject to extension). As indicated in the table above, the price to be paid for each series of notes and debentures will be based on fixed spreads to certain reference benchmarks, as further described below. The prices to be paid for the notes and debentures will be calculated on the basis of the yield to the applicable maturity date of the applicable reference security listed in the table above determined at 11:00 a.m., New York City time, on the Early Participation Date, plus the fixed spread applicable to such note or debenture as set forth in the table above. Holders whose notes and debentures are accepted in the tender offer will also receive a cash payment representing accrued interest from the most recent interest payment date to, but excluding, the applicable Settlement Date (as defined below).

Voya reserves the right, but is under no obligation, at any point following the Early Participation Date and on or prior to the Expiration Date, subject to all conditions to the tender offer having been satisfied or waived by the Company, to accept for purchase on the early settlement date (the “Early Settlement Date”) any notes or debentures validly tendered (and not subsequently validly withdrawn) on or prior to the Early Participation Date, subject to the acceptance priority levels set forth in the table above, the Tender Cap and proration, if any. The Early Settlement Date will be determined at our option and is currently expected to occur on June 20, 2016, subject to all conditions to the tender offer having been satisfied or waived by the Company. Irrespective of whether Voya chooses to exercise its option to have the Early Settlement Date, it will purchase any remaining notes or debentures that have been validly tendered (and not subsequently validly withdrawn) on or prior to the Expiration Date, subject to the acceptance priority levels set forth in the table above, the Tender Cap and proration, if any, promptly following the Expiration Date on the final settlement date (the “Final Settlement Date” and, each of the Early Settlement Date and the Final Settlement Date, a “Settlement Date”). The Final Settlement Date is expected to occur on July 6, 2016, the second business day following the Expiration Date, subject to all conditions to the tender offer having been satisfied or waived by the Company.

The following is a brief summary of certain key elements of this tender offer:

•	Holders who validly tender and who do not validly withdraw their notes or debentures at or prior to 5:00 p.m., New York City time, on June 17, 2016 (subject to extension), which is the Early Participation Date, and whose tenders are accepted for purchase, will receive the Total Consideration (as defined in the offer to purchase).

•	Holders who validly tender their notes or debentures after 5:00 p.m., New York City time, on the Early Participation Date but on or prior to the Expiration Date, and whose Securities are accepted for purchase, will only be eligible to receive the Tender Offer Consideration, which is equal to the Total Consideration less the Early Tender Premium (as defined in the offer to purchase and set forth in the table above).

•	Tenders of notes or debentures may be validly withdrawn at any time prior to 5:00 p.m., New York City time, on June 17, 2016 (subject to extension), but not thereafter.

•	Voya reserves the right, but is under no obligation, to increase the Tender Cap. In the event of any such increase, Voya will not be obligated (except as required by applicable law) to extend the Early Participation Date, the withdrawal date or the Expiration Date.

•	If Voya elects to have the Early Settlement Date and this tender offer is oversubscribed on or prior to the Early Participation Date, Voya will accept for payment any notes and debentures validly tendered on or prior to the Early Participation Date in accordance with the acceptance priority levels set forth in the table above and will not accept for payment any notes or debentures validly tendered after the Early Participation Date. If there is no Early Settlement Date and this tender offer is oversubscribed at the Expiration Date, Voya will accept for payment all Securities validly tendered in accordance with the acceptance priority levels set forth in the table above. If there are sufficient remaining funds to purchase some, but not all, of the remaining tendered notes or debentures at any acceptance priority level, Voya will accept for payment such tendered notes or debentures on a prorated basis.

•	This tender offer is subject to conditions, including a financing condition that provides that the tender offer is conditioned on Voya having issued and sold, in one or more capital markets financing transactions, on terms satisfactory in Voya’s reasonable judgment, debt securities providing net proceeds equal to substantially all, in Voya’s reasonable judgment, of the combined aggregate purchase price for the notes and debentures accepted in this tender offer. This press release is not an offer to sell or the solicitation of an offer to buy any debt securities that may be offered or sold in any such capital markets financing transactions.

This press release is qualified in its entirety by the offer to purchase and related letter of transmittal.

Voya has retained Barclays Capital Inc., Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. as the Dealer Managers. D. F. King & Co., Inc. is the Information Agent and Tender Agent. For additional information regarding the terms of the tender offer, please contact: Barclays Capital Inc. at (800) 438-3242 (toll-free) or (212) 528-7581 (collect); Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll-free) or (212) 538-2147 (collect); or Deutsche Bank Securities Inc. at (866) 627-0391 (toll-free) or (212) 250-2955 (collect). Requests for documents and questions regarding the tendering of Securities may be directed to D. F. King & Co., Inc. by telephone at (212) 269-5550 (for banks and brokers only) or (866) 207-2324 (for all others toll-free), by email at voya@dfking.com or to the Dealer Managers at their respective telephone numbers.

This press release does not constitute an offer or an invitation by Voya to participate in the tender offer in any jurisdiction in which it is unlawful to make such an offer or solicitation in such jurisdiction.

Certain statements in this press release, including those describing the expiration, settlement and completion of the tender offer, constitute forward-looking statements. These statements are not historical facts but instead represent only Voya’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside Voya’s control. It is possible that actual results will differ, possibly materially, from the anticipated results indicated in these statements. Factors that may cause actual results to differ, possibly materially, from those in any forward-looking statement include those described under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Trends and

Uncertainties” and “Business-Closed Blocks-CBVA” in Voya’s Annual Report on Form 10-K for the year ended December 31, 2015, “Risk Factors” in Voya’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, and the other filings Voya makes with the Securities and Exchange Commission.

Media Contact:	Investor Contact:
Christopher Breslin	Darin Arita
212-309-8941	212-309-8999
Christopher.Breslin@voya.com	IR@voya.com

About Voya Financial®

Voya Financial, Inc. (NYSE: VOYA), helps Americans plan, invest and protect their savings — to get ready to retire better. Serving the financial needs of approximately 13 million individual and institutional customers in the United States, Voya is a Fortune 500 company that had $11 billion in revenue in 2015. The company had $458 billion in total assets under management and administration as of March 31, 2016. With a clear mission to make a secure financial future possible — one person, one family, one institution at a time — Voya’s vision is to be America’s Retirement Company™. The company is equally committed to conducting business in a way that is socially, environmentally, economically and ethically responsible — Voya has been recognized as one of the 2016 World’s Most Ethical Companies® by the Ethisphere Institute, and as one of the Top Green Companies in the U.S., by Newsweek magazine.

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